Exhibit 10.2

proprietary and confidential

December 15, 2015

Mr. Ryan Urness

Secretary

Speed Commerce, Inc.

1303 E. Arapaho Rd., Suite 200

Richardson, Texas 75081

Re:      Executive Services

Dear Mr. Tuttle:

We are pleased to set forth the terms of the engagement of Winter Harbor LLC (“Winter Harbor”) by Speed Commerce, Inc. (“Speed” or the “Company”), to provide certain services of an Interim Chief Executive Officer (“CEO”) and Interim Chief Financial Officer (“CFO”) and other support services, as requested from time-to-time by the Company. This Agreement will supersede the agreement for CSO services between Winter Harbor and Speed dated November 30, 2015.

Objective and Scope

●

Compile the data and analyses necessary to meet the reporting requirements requested by the Company’s lenders; and manage the interactions with the lender(s), including covenant compliance, communications, preparation for meetings and following up on requests.

●	Manage forbearance and other debt restructuring arrangements with the Company’s lenders.

●	Manage the on-going forecasting of the Company’s cash flows and its operations and monitor and analyze its operational and financial condition.

●	Manage the Company’s daily cash management activities.

●	Provide oversight over the day to day operations of the Company.

●	Review and analyze the Company’s business, operations and financial position and identify options for improving its operational performance and its liquidity.

●

Perform an assessment of the business and identify and analyze options to refinance debt, raise new debt or equity, sell assets or business units or sell the Company in its entirety; or other restructuring of the Company’s capital structure.

●	Advise the Board of Directors on restructuring matters.

Speed Commerce, Inc.

December 15, 2015

●	Assist management in reacting to unforeseen occurrences that may have an impact on operational performance and liquidity.

●	Perform such other tasks as are appropriate and requested by the Board of Directors.

Our Services

Winter Harbor will make available to the Company the services of the CEO and CFO (CEO services to be performed by Dalton Edgecomb, Managing Director and CFO services to be performed by Bruce Meier, Managing Director) with the assistance of additional Winter Harbor professionals. The CEO will have discretion over Winter Harbor’s staffing resources on the engagement, but will inform the Board of Directors of the Company, as appropriate, prior to engaging additional staffing resources. Winter Harbor shall cause the CEO and CFO to perform their respective duties and responsibilities in a diligent, efficient, and faithful manner and to the best of their abilities. The CEO shall be responsible for the scope as set forth above, in accordance with the Company’s by-laws and in compliance with applicable provisions of state law. The CEO will report to the Board of Directors, as appropriate, during the term of this engagement. The CEO shall be responsible for leading the verification and implementation of the restructuring initiatives.

Winter Harbor may provide additional services beyond those described herein, if agreed upon by Winter Harbor and the Board of Directors or its designated committee in a written agreement, or an amendment to this agreement, that is signed by an authorized representative of both parties. You agree to pay for such additional work at the rates that are agreed upon at that time. It is understood and agreed that the CEO and CFO will not be involved in any decision by the Company to use Winter Harbor for such additional services.

This engagement will begin upon the appointment by the Board of Directors based upon the execution of this Agreement. Our services will consist of the objective and scope as set forth above or modified as needed and agreed depending on the progress of the engagement.

The services we provide are intended solely for your use in connection with this engagement and should not be used or relied upon for any other purpose. Any written work product we prepare for you is to be used solely for purpose of this engagement and may not be published or used, in whole or in part, for any other purpose without our written permission, which shall not be unreasonably withheld, conditioned or delayed.

Winter Harbor is a management consulting firm and not a CPA firm. Winter Harbor does not provide attest services, audits, or other engagements in accordance with standards established by the AICPA or auditing standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”).  We will not audit any financial statements or perform attest procedures with respect to information in conjunction with this engagement.  Our services are not designed, nor should they be relied upon, to identify weaknesses in internal controls, financial statement errors, irregularities, illegal acts or disclosure deficiencies.

The Company’s lenders may contact Winter Harbor and Winter Harbor has your authorization to speak directly with the lenders and to answer any questions the lenders presents, to the best of our ability, provided however that Winter Harbor informs the Company by email or verbal communication of the general nature of these communications.

Speed Commerce, Inc.

December 15, 2015

Your Responsibilities

In connection with our provision of services, you will take commercially reasonable steps to perform the tasks, furnish the personnel, provide the resources, and undertake the responsibilities specified below.

You agree to cause all levels of your employees and contractors to cooperate fully and timely with us. You also agree to provide us with any information we may reasonably need and to perform the services set forth herein, which we can rely on to be, to your knowledge, accurate and complete.

To help maximize the value of our work to you and to keep the project moving on schedule, you agree to comply with all of our reasonable requests and to provide us timely access to all information reasonably necessary to our performance of the services.

You agree to provide all Winter Harbor personnel acting as officers of the Company the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, partnership agreement, by contract or otherwise. This indemnification is in addition to the indemnification afforded Winter Harbor under the attached General Business Terms. Except as stated in this engagement, the risk of loss with respect to the Company’s operations and assets shall be borne by the Company. Winter Harbor shall not be deemed to have assumed or be liable for any claim, liability, or obligation of the Company whether known or unknown, fixed or contingent accrued or un-accrued. Except as otherwise required by applicable law, any reference to the nature or results of Winter Harbor’s work may not be communicated to the public through public relations media, news media, sales media, or any other means without the prior written consent of both parties.

You also agree to add Dalton Edgecomb and Bruce Meier as a named insureds under your Directors and Officers Liability (“D&O”) policy.

In the event the Company files for relief under Chapter 11 of Bankruptcy Code, the Company agrees to file an appropriate motion prepared in consultation with Winter Harbor as to matters relating to our retention by the Company and provisions of services as contemplated hereunder, to the first day of the bankruptcy case, which motion seeks the retention of Winter Harbor by the Company on substantially the terms provided in this agreement pursuant to Section 363 of the Bankruptcy Code. The order authorizing the engagement of Winter Harbor must be acceptable to Winter Harbor in its sole discretion.

Speed Commerce, Inc.

December 15, 2015

Fees and Expenses

For the services of the CEO, CFO and one consultant we will bill weekly a Fix Fee of $52,000.

Our Fixed Fee does not include any additional work outside of the Scope outlined in the Objectives and Scope section of this letter. Should the Company require additional services other than those outlined above, or require additional Winter Harbor personnel we will either modify the Fixed Fee, or bill those fees at our hourly rates which are set forth below:

Title	Hourly Rate

Managing Director	$495
Director	$395
Manager	$295

Reasonable out-of-pocket expenses (including transportation, lodging, meals, communications, supplies, copying, etc.) will be billed at the actual amounts incurred. In addition, Winter Harbor will apply a 1% administration fee on the total amount of each invoice to cover charges related to copying, printing, and other general administrative costs.

Payments for our services shall be by wire transfer to:

Bank of America, N.A.

100 West 33rd Street

New York, NY 10001

Account Name: Winter Harbor LLC

Account #: 385012918148

Wire Routing/ABA #: 026009593

ACH Routing #: 011900254

Our invoices are due upon presentation. Amounts remaining outstanding for more than 20 days (past due) will be subject to an interest charge of 1.5% per month from the date of invoice. We reserve the right to suspend further services until payment is received on past due invoices, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension. We understand that our bills should be sent to:

Bruce Meier

Interim Chief Financial Officer

Speed Commerce, Inc.

1303 E. Arapaho Rd., Suite 200

Richardson, Texas 75081

Speed Commerce, Inc.

December 15, 2015

Retainer

You have provided Winter Harbor with a retainer of $50,000. The retainer will either be applied to our final invoice at the conclusion of the engagement or will be promptly refunded to you at that time.

Business Terms

The attached General Business Terms apply to this engagement.

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Speed Commerce, Inc.

December 15, 2015

Please indicate your agreement with these terms by signing and returning to me the enclosed copy of this letter. This engagement and the enclosed terms will become effective upon our receipt of your signed copy. We appreciate the opportunity to be of service to you and look forward to working with you on this engagement.

Sincerely,

WINTER HARBOR LLC

By: _________________________________
MEMBER AND MANAGING DIRECTOR

Attachments:     General Business Terms

Acknowledged and Accepted:

Speed Commerce, Inc.

By:	____________________________________

Title:	____________________________________

Date:	____________________________________

Speed Commerce, Inc.

December 15, 2015

Attachment to Engagement Letter dated December 15, 2015 between

Winter Harbor LLC and Speed Commerce, Inc.

GENERAL BUSINESS TERMS

These General Business Terms, together with the Engagement Letter (including any and all attachments, exhibits and schedules) constitute the entire understanding and Agreement (the “Agreement”) between us with respect to the services and deliverables described in the Engagement Letter. If there is a conflict between these General Business Terms and the terms of the Engagement Letter, these General Business Terms will govern, except to the extent the Engagement Letter explicitly refers to the conflicting term herein.

1. Our Services and Deliverables We will provide the services and furnish the deliverables (the “Services”) as described in our Engagement Letter and any attachments thereto, as may be modified from time to time by mutual consent.

2. Independent Contractor We are an independent contractor and not your employee, agent, joint venture or partner, and will determine the method, details and means of performing our Services. We assume full and sole responsibility for the payment of all compensation and expenses of our employees and for all of their state and federal income tax, unemployment insurance, Social Security, payroll and other applicable employee withholdings.

3. Fees and Expenses (a) Our fees and payment terms are set out in our Engagement Letter. Those fees do not include taxes and other governmental charges (which will be separately identified in our invoices.)

(b) You acknowledge that where out-of-town personnel are assigned to any project on a long-term basis (as defined from time to time in the applicable provisions of the Internal Revenue Code and related IRS regulations, and currently defined, under IRC Section 162, as a period of time reasonably expected to be greater than one year), the associated compensatory tax costs applied to out-of-town travel and living expenses also shall be calculated on an individual basis, summarized, and assessed to such personnel. In such cases, the expenses for which you shall reimburse us hereunder shall be deemed to include the estimated incremental compensatory tax costs associated with the out-of-town travel and living expenses of our personnel, including tax gross-ups. We shall use reasonable efforts to limit such expenses.

(c) We reserve the right to suspend Services if invoices are not timely paid, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension.

4. Taxes (a) You will be responsible for and pay all applicable sales, use, excise, value added, services, consumption and other taxes and duties associated with our performance or your receipt of our Services, excluding taxes on our income generally.

(b) If you are required by the laws of any foreign tax jurisdiction to withhold income or profits taxes from our payment, then the amount payable by you upon which the withholding is based shall be paid to us net of such withholding. You shall pay any such withholding to the applicable tax authority. However, if after 120 days of the withholding, you do not provide us with official tax certificates documenting remittance of the taxes, you shall pay to us an amount equal to such withholding. The tax certificates shall be in a form sufficient to document qualification of the taxes for the foreign tax credit allowable against our corporation income tax.

5. Confidentiality and Privacy (a) With respect to any information either party learns of in the course of its dealings with the other, including, without limitation, any data, customer information, trade secret or other information which could reasonably be expected to be proprietary and confidential to the disclosing party or its affiliates (“Confidential Information”), the other agrees to protect the Confidential Information in a reasonable and appropriate manner, not to disclose the Confidential Information to any other party, and to use the Confidential Information only to perform its obligations under this engagement and for no other purpose. For the purposes of this Agreement, the term “Confidential Information” will not apply to information which: (i) becomes generally available to the public through no fault of the receiving party; (ii) is, prior to its initial disclosure hereunder, in the possession of the receiving party; (iii) is acquired by the receiving party from any third party without any restrictions on its use or disclosure; or (iv) is independently developed by the receiving party. The receiving party shall not be deemed in breach of this Agreement with respect to the Confidential Information that is required to be disclosed in accordance with applicable laws, rules, or regulations or court order, or by the rules of an exchange or market upon which its securities are traded or sold, solely to the extent required thereby, provided that the receiving party shall have made a reasonable effort to lawfully prevent or avoid such disclosure, shall have promptly notified the disclosing party of any legal requirement or effort to compel disclosure prior to any such disclosure (where lawful to do so), and reasonably co-operates and assists with the disclosing party’s lawful attempts to prevent disclosure and/or to obtain a protective order.

Speed Commerce, Inc.

December 15, 2015

(b) Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party; provided that the receiving party may retain other archival copies for recordkeeping or quality assurance purposes and receiving party shall make no unauthorized use of such copies.

(c) The parties acknowledge and agree that the covenants set forth in this Section 5 of this Agreement are reasonable and necessary for the protection of the parties’ business interests, that irreparable injury may result if they are breached, and that in the event of any actual or potential breach of any such covenant that the non-breaching Party may have no adequate remedy at law and shall be entitled to seek immediate temporary injunctive relief.

(d) We agree to use any personally identifiable information and data you provide us only for the purposes of this engagement and as you direct, and we will not be liable for any third-party claims related to such use.  You agree to take necessary actions to ensure that you comply with applicable laws relating to privacy and/or data protection, and acknowledge that we are not providing legal advice on compliance with the privacy and/or data protection laws of any country or jurisdiction.

(e) We agree to keep the identity of the company confidential as well as the nature of the work undertaken with them in conjunction with this engagement. We understand the company’s desire to keep this project confidential both currently and in the future and; therefore, agree to limit disclosure of the relationship and the project exclusively to those individuals and organizations having a direct interest in the project. At the time of entering into this agreement those individuals and organizations would include appropriate representatives of the company, Winter Harbor and the Lender.

6. Our Deliverables and Your License Upon full and final payment of all amounts due us in connection with this engagement, all right, title and interest in the deliverables set out in our Engagement Letter will become your sole and exclusive property, except as set forth below. We will retain sole and exclusive ownership of all right, title and interest in our work papers, proprietary information, processes, methodologies, know-how and software (“Winter Harbor Property”), including such information as existed prior to the delivery of our Services and, to the extent such information is of general application, anything which we may discover, create or develop during our provision of Services for you. To the extent our deliverables to you contain Winter Harbor Property, upon full and final payment of all amounts due us in connection with this engagement, we grant you a non-exclusive, non-assignable, royalty-free, perpetual license to use it in connection with the deliverables and the subject of the engagement and for no other or further use without our express, prior written consent. If our deliverables are subject to any third party rights in software or intellectual property, we will notify you of such rights. Our deliverables are to be used solely for the purposes intended by this engagement and may not be disclosed, published or used in whole or in part for any other purpose.

7. Your Responsibilities. To the extent applicable, you will cooperate in providing us with office space, equipment, data and access to your personnel as necessary to perform the Services. You shall provide reliable, accurate and complete information necessary for us to adequately perform the Services and will promptly notify us of any material changes in any information previously provided. You acknowledge that we are not responsible for independently verifying the truth or accuracy of any information supplied to us by or on behalf of you.

8. Our Warranty We warrant that our Services will be performed with reasonable care in a diligent and competent manner. Our sole obligation will be to correct any non-conformance with this warranty, provided that you give us written notice within 10 days after the Services are performed or delivered. The notice will specify and detail the non-conformance and we will have a reasonable amount of time, based on its severity and complexity, to correct the non-conformance.

We do not warrant and are not responsible for any third party products or services. Your sole and exclusive rights and remedies with respect to any third party products or services are against the third party vendor and not against us.

THIS WARRANTY IS OUR ONLY WARRANTY CONCERNING THE SERVICES AND ANY DELIVERABLE, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, ALL OF WHICH ARE HEREBY DISCLAIMED.

Speed Commerce, Inc.

December 15, 2015

9. Liability and Indemnification (a) This engagement is not intended to shift risk normally borne by you to us. To the fullest extent permitted under applicable law, you agree to indemnify and hold us and our personnel, agents and contractors harmless against all costs, fees, expenses, damages, and liabilities (including reasonable defense costs and legal fees), associated with any legal proceeding or other claim brought against us by a third party, including a subpoena or court order, arising from or relating to any Services that you use or disclose, or this engagement generally. This indemnity shall not apply to the extent a claim arises out of our gross negligence or willful misconduct, as finally adjudicated by a finder of fact.

(b) We will not be liable for any special, consequential, incidental, indirect or exemplary damages or loss (nor any lost profits, savings or business opportunity). Further, our liability relating to this engagement will in no event exceed an amount equal to the fees (excluding taxes and expenses) we receive from you for the portion of the engagement giving rise to such liability.

(c) Neither of us will be liable for any delays or failures in performance due to circumstances beyond our reasonable control.

10. Non-Solicitation During the term of this engagement, and for a period of one year following its expiration or termination, you will not directly or indirectly solicit, employ or otherwise engage any of our employees (including former employees that have terminated their employment with us within six months of your hiring such individual) or contractors who were involved in the engagement, provided that you shall not be prohibited from making general solicitations for employment (including through the use of employment agencies) not specifically directed at any such persons.

11. Termination

(a) Termination for Convenience. Either party may terminate this Agreement for convenience at any time.

(b) Termination for Breach. Either party may terminate this Agreement for breach if, within 15 days’ notice, the breaching party fails to cure a material breach of this Agreement.

(c) To the extent you terminate this Agreement you will pay us for all conforming Services rendered and reasonable expenses incurred by us to the effective date of the termination.

(d) Further, we reserve the right to terminate this Agreement at any time, upon providing written notice to you, if conflicts of interest arise or become known to us that, in our sole judgment, would impair our ability to perform the Services objectively.

(e) The terms of this Agreement which relate to confidentiality, ownership and use, limitations of liability and indemnification, non-solicitation and payment obligations shall survive its expiration or termination.

12. General (a) This Agreement supersedes all prior oral and written communications between us, and may be amended, modified or changed only in writing when signed by both parties.

(b)     No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

(c)     We each acknowledge that we may correspond or convey documentation via Internet e-mail and that neither party has control over the performance, reliability, availability, or security of Internet e-mail. Therefore, neither party will be liable for any loss, damage, expense, harm or inconvenience resulting from the loss, delay, interception, corruption, or alteration of any Internet e-mail due to any reason beyond our reasonable control.

Speed Commerce, Inc.

December 15, 2015

(d)     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law rules. The parties hereto agree that any and all disputes or claims arising hereunder shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration will be conducted in New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the jurisdiction of the courts of the State of New York for purposes of any enforcement of any arbitration award. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(e)     If any portion of this Agreement is found invalid, such finding shall not affect the enforceability of the remainder hereof, and such portion shall be revised to reflect our mutual intention.

(f)     This Agreement shall not provide third parties with any remedy, cause, liability, reimbursement, claim of action or other right in law or in equity for any matter governed by or subject to the provisions of this Agreement

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